Exhibit 99.1

Hillenbrand Announces New $300 Million Share Repurchase Program

BATESVILLE, Ind., December 6, 2021 -- /PRNewswire/ -- Hillenbrand, Inc. (NYSE: HI) announced today that its Board of Directors authorized a new share repurchase program of up to $300 million effective December 2, 2021. The new authorization replaces the prior program, under which the company had $50 million of remaining authorization after completing $150 million in share repurchases through November 15, 2021.

The new $300 million program supports Hillenbrand’s overall capital allocation strategy, which remains unchanged. The company’s capital deployment priorities remain focused on reinvesting in the business organically, evaluating strategic acquisitions, and returning cash to shareholders through opportunistic share repurchases and quarterly dividends.

“The board’s action to approve the new authorization for share repurchases is in recognition of our strong balance sheet and demonstrates their confidence in the future earnings and cash generation power of Hillenbrand,” said Kim Ryan, Executive Vice President and incoming CEO of Hillenbrand. “We believe it allows us to use our strong free cash flow to return capital to shareholders while continuing to execute our profitable growth strategy.”

Purchases under the program may be made in the open market or in privately negotiated transactions from time to time at management’s discretion. The repurchase program may be suspended or discontinued at any time.

About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

CONTACTS:

Investor Relations for Hillenbrand

Sam Mynsberge

Phone: 812-931-5036

Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand

Paul Whitmore, Manager, Corporate Communications

Phone: 812-931-5214

Email: paul.whitmore@hillenbrand.com